SEPARATION AGREEMENT

This Agreement is entered into between Denis M. O'Donnell, M.D. ("Employee") and Molecular Diagnostics, Inc. ("the Company", collectively the "Parties"). The date of this Agreement is December 31, 2005.

Whereas, the Parties desire to enter into a negotiated and voluntary termination of Employee's employment with the Company and to avoid any disputes or claims by Employee against the Company arising from his employment, termination or for any other reason; and

Whereas the parties desire, similarly to avoid certain disputes or claims by the Company against the Employee arising from or out of the course of his employment with the Company.

Now, therefore, the parties for good and valuable consideration, the adequacy of which is stipulated by the parties,agree as follows.

1. Termination of Employment

(a) Employee submitted and the Company irrevocably accepted Employee's voluntary resignation effective August 29, 2005 ("the Termination Date"). Employee agrees that he is owed no salary, commissions, accrued but unused vacation pay, wages of any sort, or other compensation.

(b) Employee agrees and represents that he has returned all property belonging to the Company including, but not limited to all documents sent or received during the course of his employment (except those describing his employee benefits), credit cards, keys, identification, telecommunication equipment, vehicles, computer software and hardware, business plans, personnel information, financial statements, customer lists/information and other reports, lists or books containing information not disclosed to the public. In the event any property belonging to the Company is hereafter discovered, Employee agrees to promptly return said property to the Company.

2. Severance Pay and Employee Benefits

(a) Employee shall not receive any severance pay.

(b) All employee benefits ceased on the Termination Date; provided, however, that Employee shall receive: (i) any vested retirement and profit sharing benefits for which he is eligible in accordance with the terms of the respective employee benefit plans; and (ii) all post-termination health insurance continuation benefits provided by law.

3. **Mutual Non-Disparagement**

(a) Employee shall not make any adverse or disparaging comments about the Company, its agents, consultants, accountants, attorneys, or its employees which may tend to impugn or injure their reputation, good will and relationships with their past, present and future customers, employees, vendors and with the business community generally.

(b) The Company shall not make any adverse or disparaging comments about Employee which may tend to impugn or injure his reputation, good will and relationships with his past, present and future customers, employees, vendors and with the business community generally.

(c) The Company shall disclose in response to reference requests only Employee's dates of employment, last position held and that Employee voluntarily resigned provided that Employee must direct all reference requests to the Company's Chief Executive Officer.

4. **Trade Secrets**

(a) Employee acknowledges that during the course of his employment at the Company he had access to confidential information and trade secrets which the Company regards and treats as confidential and which are not known or accessible to competitors or other third persons not having a legitimate need to know, which have value to the Company due to the confidentiality thereof, and which if disclosed would result in substantial competitive and business disadvantage to the Company and its corporate affiliates ("Confidential Information"). Such information may include, but is not limited to, Company and customer financial information; marketing strategies and plans; personnel strategies, plans and information; affiliation strategies and plans, reorganization strategies and plans; cost and pricing strategies, plans and data; new product and service offerings; regulatory matters; legal matters; and internal investigations. Confidential Information shall not include information if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Employee from a third party without confidential limitations; (iii) it has been independently developed for Employee by personnel or agents having no access to the information or (iv) it was known to Employee prior to its first receipt from the Company.

(b) The Parties agree that the provisions of Paragraph 4 are material terms of this Agreement and in the event it is determined that Employee has breached any provision of Paragraph 4, the Company shall be relieved of all obligations under this Agreement and Employee shall pay the attorneys' fees the Company incurs to enforce this Agreement or otherwise to protect its rights against Employee, in addition to any other damages or relief the Company may be entitled to; provided, however, that the Company's rights under this subparagraph are not intended to

nor shall they be deemed to, constitute liquidated damages or an adequate remedy at law, in whole or in part, for a breach by Employee of any provisions of Paragraph 4, or to otherwise limit or preclude the Company from obtaining any monetary, injunctive, declaratory or other relief to which the Company otherwise is entitled. Nothing herein is intended to limit the Company's rights and remedies under any statute or the common law concerning the unauthorized disclosure of confidential information.

5. Mutual Releases

(a) Employee, on his own behalf and on behalf of his heirs, legatees and personal representatives, releases and waives all claims, charges, suits, or actions of any kind against the Company and all of its past, present and future parent, subsidiary and affiliated companies, all of their employee benefit plans, and all of their directors, officers, trustees, administrators, employees, accountants, attorneys, and agents (in their individual and official capacities), and all of their predecessors, successors and assigns (collectively referred to as "Releasees"), which Employee has, had, or may have through the date Employee signs this Agreement, whether known or unknown including but not limited to any claims arising out of or relating to Employee's employment with the Company and termination of that employment or for any other reason including but not limited to all claims under, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act, and under any other federal, state and local statute, ordinance, regulation, or order, under any contract, under the common law and under any Company policy or practice.

(i) Employee does not release any claims or rights to unemployment compensation; any vested benefits under any pension or profit-sharing plan; any rights that cannot be waived as a matter of law; and any rights under this Agreement.

(ii) Employee waives all right to and interest in re-employment with the Company or any corporate parent, subsidiary or affiliate owned or controlled by the Company and agrees that any application for re-employment may be rejected without explanation or liability.

(iii) Employee and his attorney, if any, shall receive no compensation, bonuses, commissions, severance pay, employee benefits, fees, or other consideration from any Releasee except as specifically set forth herein.

(iv) Nothing in this Agreement is intended or should be construed as an admission that any Releasee, specifically including the Company, engaged in any illegal or wrongful conduct with respect to Employee's employment or otherwise.

(v) If Employee brings any claim against any Releasee in violation of Paragraph 5, Employee shall pay all reasonable attorney's fees and costs incurred by the Releasee to defend the claim and enforce this Agreement if a court finds that this Release defeats such claim.

(b) Company, on its own behalf and on behalf of its employees, officers, board of directors and other agents, releases, holds harmless, and discharges Employee, from any and all rights, claims, counterclaims, demands, actions and causes of actions of any nature whatsoever, subject to paragraph 5(b)(i) below, which Company now has or may claim to have, known or unknown, or which Company may hereafter have or claim to have against Employee, known or unknown at this time, which shall or may have arisen or accrued at any time prior to or subsequent to the date hereof.

(i) Company does not release Employee from any claims relating to any Acts of Fraud that may have been committed by Employee while serving as an officer or member of the board of directors of Company. For purposes of this agreement, "Acts of Fraud" shall mean intentional acts committed by Employee which acts were calculated to personally benefit Employee or some third party to the detriment of the Company, and such acts were committed in derogation of Employee's duties to the Company.

6. Indemnification from Company/ Litigation Involving Company

The Company agrees to defend and indemnify Employee for any losses incurred by Employee as a result of any lawsuit filed against Employee relating to any acts or omissions committed by Employee while Employee served as an officer or director of Company; however, the Company shall have no obligation to defend or indemnify Employee for any lawsuits relating to any Acts of Fraud that may have been committed by Employee while Employee served as an officer or director of Company pursuant to paragraph 5(b)(1), above. Employee agrees to fully cooperate with the Company in the defense or prosecution by the Company of any lawsuits relating to incidents or events arising while Employee served as an officer or director of Company. The Company agrees to reimburse Employee for any pre-approved expenses incurred by the Employee for the benefit of the Company in defending or prosecuting any such lawsuits, such as expenses relating to travel and hotel accommodations incurred by Employee to attend depositions or trial in any such lawsuit.

Specifically, Company and Employee acknowledge that Peter Gombrich filed a lawsuit naming Company and Employee as defendants in the Circuit Court of Cook County, Illinois (No. 05 L 4543) in April 2005 seeking unpaid wages and other relief, which claims are now pending in arbitration (hereinafter "Gombrich Arbitration"). Employee agrees to fully cooperate with the Company in the defense and prosecution by the Company of its counterclaims against Peter Gombrich in the Gombrich Arbitration. The Company agrees to defend Employee and to reimburse Employee for any pre-approved

expenses incurred by the Employee for the benefit of the Company in defending or prosecuting the Gombrich Arbitration, such as expenses relating to travel and hotel accommodations incurred by Employee while traveling to Chicago to attend depositions or trial in the Gombrich Arbitration.

7. Controlling Law

The laws of the United States and State of Illinois shall govern the interpretation of this Agreement, as applicable without giving effect to any choice of law or conflict of law, rules or provisions that would result in the application of the laws of any jurisdiction other than the State of Illinois.

8. Severability

Should any provision of this Agreement be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect; provided, further, that a court of competent jurisdiction may modify any provision to make it valid and enforceable.

9. Complete Agreement

This Agreement sets forth the entire agreement of the parties and supersedes all prior agreements, if any, between them pertaining to the terms of Employee's termination. This Agreement may be modified only in a writing signed by both Employee and the Chief Executive Officer of the Company or his/her authorized designee.

10. Knowing Consent to Agreement

Employee acknowledges:

(a) That he has read and understands the terms of this Agreement and is entering into the Agreement voluntarily and knowingly.

(b) That he is receiving consideration under the Agreement in addition to anything of value to which he is already entitled.

(c) That he was and is advised to consult with counsel before entering into the Agreement.

Understood and agreed to:

DENIS M. O'DONNELL, M.D.

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MOLECULAR DIAGNOSTICS, INC.

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Its: ______________________________

Understood and agreed to:

DENIS M. O'DONNELL, M.D.

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MOLECULAR DIAGNOSTICS, INC.

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Its: ______________________________